Schedule of Sales Commission - American Express Single Premium Variable Life

TOS GDC
           Initial premium       Initial premium       Initial premium
Age           <$100,000         $100,000-$249,999         $250,000+
0-70            6.00%                 5.50%                 5.00%
71-80           5.50%                 5.00%                 4.50%
81+             5.00%                 4.50%                 4.00%

CSC GDC

Based on all contract assets, paid quarterly at a rate of .0625%.

Compensation classifications:

TOS = Time of Sale Time of Sale
CSC = Client Service Commission
GDC = Gross Dealer Concession

All compensation goes through the broker/dealer payout.